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PRESS RELEASE

Contact:    United Community Bancorp
            William F. Ritzmann, President and Chief Executive Officer
            (812) 537-4822

      UNITED COMMUNITY BANCORP REPORTS FOURTH QUARTER AND YEAR END RESULTS

Lawrenceburg, Indiana - August 2, 2007 - United Community Bancorp (the
"Company") (Nasdaq: UCBA), the holding company for United Community Bank (the
"Bank"), announced net income of $559,000, or $0.07 per diluted share, for the quarter ended June 30, 2007 compared to net income of $701,000, or $0.09 per diluted share, for the quarter ended June 30, 2006. The decrease in net income was the result of a $65,000 increase in provision for loan losses and a $316,000 increase in non-interest expenses, partially offset by a $21,000 increase in net interest income, a $148,000 increase in non-interest income and a $70,000 decrease in income tax expense. Net income for the year ended June 30, 2007 was $2.5 million, or $0.31 per diluted share, compared to $1.0 million, or $0.09 per diluted share, for the year ended June 30, 2006. The increase in net income for the year was the result of a $1.0 million increase in net interest income, a $1.7 million increase in non-interest income and a $322,000 reduction in non-interest expenses, partially offset by a $610,000 increase in provision for loan losses and a $910,000 increase in income tax expense. Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the initial public offering on March 30, 2006, earnings per share for the year ended June 30, 2006 is based solely on net earnings after March 30, 2006.

Net interest income for the quarters ended June 30, 2007 and 2006 each totaled
$2.9 million. An increase in total interest income of $1.0 million was offset by an increase in total interest expense of $1.0 million. Interest income on loans increased by $886,000 primarily due to the combined effect of an increase in average balance from $238.0 million to $272.3 million and an increase in average yield from 6.57% to 7.05%. The increase in average balance was primarily due to the success of our marketing efforts, consisting of local advertising and officer calls. Interest income on investment and mortgage-backed securities decreased by $243,000 to $532,000, primarily due to the impact of a decrease in average balance from $79.9 million to $45.2 million, partially offset by an increase in average yield from 3.88% to 4.71%. Interest income on other interest-earning assets increased $359,000 to $637,000, primarily due to the impact of an increase in average balance from $20.1 million to $56.8 million, partially offset by a decrease in average yield from 5.53% to 4.49%. Interest expense on interest-bearing deposits increased by $981,000, primarily due to the effect of an increase in average balance from $290.6 million to $328.5 million and an increase in the average rate paid from 2.84% to 3.71%. The increase in average balance was primarily due to an increase in municipal deposits. The increases in the average yields on loans and investments and in the average rates paid on interest-bearing deposits are primarily the result of an increase in market interest rates.


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Net interest income for the year ended June 30, 2007 totaled $11.1 million compared to $10.1 million for the year ended June 30, 2006. The increase from the prior year is due to an increase in total interest income of $3.8 million, partially offset by an increase in total interest expense of $2.8 million.
Interest income on loans increased by $3.6 million primarily due to the combined effect of an increase in average balance from $219.9 million to $262.0 million and an increase in average yield from 6.37% to 6.72%. Interest income on investment and mortgage-backed securities decreased by $241,000 to $2.7 million, primarily due to the impact of a decrease in average balance from $78.4 million to $56.2 million, partially offset by an increase in average yield from 3.71% to 4.74%. The decrease in average balance on investment securities is primarily due to the sale of Freddie Mac securities and the redeployment of the proceeds from the sale into primarily commercial real estate loans. Interest income on other interest-earning assets increased $455,000 to $1.4 million, primarily due to the impact of an increase in average balance from $23.1 million to $34.7 million, partially offset by a decrease in average yield from 4.17% to 4.09%. Other interest-earning assets are primarily comprised of cash and interest-bearing deposits in other financial institutions with original maturities of less than ninety days. The increase in average balance of other interest-earning assets is primarily due to increases in municipal deposits and the repositioning of maturities in our investment portfolio to other interest-earning assets.
Interest expense on interest-bearing deposits increased by $2.8 million, primarily due to the effect of an increase in average balance from $296.5 million to $303.8 million and an increase in average rate paid from 2.60% to 3.45%. Interest expense on borrowed funds increased $56,000 due to a slight increase in borrowings during the year to fund loan growth. The increases in the average yields on loans and investments and in the average rates paid on interest-bearing deposits and borrowed funds are primarily the result of an increase in market interest rates.

The provision for loan losses was $95,000 for the quarter ended June 30, 2007 compared to $30,000 for the quarter ended June 30, 2006. The provision for loan losses was $730,000 for the year ended June 30, 2007 compared to $120,000 for the year ended June 30, 2006. The increase is primarily due to the increase in size of the loan portfolio, as well as an increase of $2.3 million in nonperforming loans during the year ended June 30, 2007 as compared to a decrease of $658,000 in nonperforming loans during the year ended June 30, 2006.
The increase in nonperforming loans is primarily the result of three commercial real estate loans totaling $2.2 million. Management believes there are adequate allowances and collateral securing these loans to cover losses that may result from these nonperforming loans.

Noninterest income was $493,000 for the quarter ended June 30, 2007, compared to $345,000 for the same period in 2006. The increase is primarily due to a $58,000 increase in service charges and an $88,000 increase in other income. Noninterest income was $2.8 million for the year ended June 30, 2007, compared to $1.2 million for 2006, primarily due to a $78,000 increase in service charges, a $76,000 increase in other income, and a gain on sale of investments of $1.2 million that was reported for the year ended June 30, 2007 compared to a loss on sale of investments of $286,000 for 2006. The 2007 gain is primarily related to the sale of securities issued by Freddie Mac.


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Noninterest expense was $2.5 million for the quarter ended June 30, 2007 compared to $2.2 million for the same prior year period. The increase in noninterest expense was primarily the result of an increase in compensation and benefit expense of $363,000 and an increase in premises and occupancy expense of $149,000, partially offset by a $147,000 decrease in other operating expenses.
The increase in compensation and benefit expense is primarily due to stock-based compensation expense of $298,000 during the quarter ended June 30, 2007 as well as an increase in the number of employees to staff the new Aurora and St. Leon branches. The decrease in other expenses is primarily due to higher professional fees incurred in 2006 related to the reorganization into the mutual holding company form and the initial public offering. Noninterest expense was $9.3 million for the year ended June 30, 2007 compared to $9.6 million for the year ended June 30, 2006. The decrease in noninterest expense was primarily the result of a $1.9 million decrease in charitable contributions, partially offset by a $1.1 million increase in compensation and benefit expense, and a $385,000 increase in other operating expenses. The reduction in charitable contributions is due to the absence of the 2006 funding of the United Community Charitable
Foundation of $1.9 million. The increase in compensation and benefit expense is due to stock-based compensation expense of $596,000 during the year ended June
30, 2007 as well as an increase in the number of employees to staff our new
Aurora and St. Leon branches. The increase in other expenses is primarily due to a full year of additional expenses associated with being a public company. Other operating expenses are primarily comprised of miscellaneous loan expense, professional fees, bank fees and office expenses.

Income tax expense was $260,000 for the quarter ended June 30, 2007 compared to $330,000 for the same period in 2006. The decrease in expense is primarily due to a $211,000 decrease in pre-tax earnings. Income tax expense increased
$910,000 to $1.5 million for the year ended June 30, 2007, compared to $575,000 for 2006. The increase in expense is primarily due to a $2.4 million increase in pre-tax earnings as well as an increase in the effective tax rate resulting primarily from nondeductible charges related to certain stock-based compensation awards.

Total assets were $381.1 million at June 30, 2007 compared to $354.7 million at June 30, 2006. Nonperforming assets increased from $972,000 at June 30, 2006 to
$3.3 million at June 30, 2007. During the year ended June 30, 2007, cash and cash equivalents increased $28.0 million to $43.0 million due primarily to increases in certificates of deposit. Securities available for sale decreased
$25.4 million to $16.7 million and mortgage backed securities available for sale decreased $7.1 million to $27.2 million. The decreases are due to the redeployment of these funds into higher yielding loans. Loans receivable increased $29.1 million to $273.6 million primarily as a result of increases in the commercial real estate loan portfolio. Loan growth in this portfolio is primarily the result of marketing efforts which include media and personal contacts. Loan growth was funded primarily by sales and maturities of investment securities and by the increase in deposits.


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Total liabilities increased $26.4 million to $318.6 million at June 30, 2007 from $292.2 million at June 30, 2006. The increase in liabilities is primarily the result of a $26.2 million increase in deposits, primarily related to an increase in certificates of deposit. The increase in certificates of deposit is primarily due to marketing efforts related to the opening of the Aurora and St.
Leon branches. These marketing efforts consisted of local advertising, direct mail and in-branch advertising.

Stockholders' equity was $62.5 million at June 30, 2007 and June 30, 2006.
Increases in shareholders' equity during the year ended June 30, 2007 primarily consisted of net income of $2.5 million, a reduction in unearned ESOP shares and related market value adjustments of $277,000, and stock-based compensation expense of $596,000. Decreases in shareholders' equity during the year ended
June 30, 2007 consisted of the repurchase of 175,894 shares of common stock primarily to fund restricted stock awards under the Company's 2006 Equity
Incentive Plan at an aggregate cost of $2.2 million, dividends paid of $1.0 million and an increase in unrealized losses on securities available for sale of $118,000, net of taxes.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates five offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates,"
"estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.



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

                            UNITED COMMUNITY BANCORP
                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               AT              AT
                                                            JUNE 30,        JUNE 30,
                                                              2007            2006
                                                          (UNAUDITED)
                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents                                       $ 43,025       $ 15,010
Investment securities                                             44,155         76,591
Loans receivable, net                                            273,605        244,537
Other Assets                                                      20,276         18,569
TOTAL ASSETS                                                    $381,061       $354,707


LIABILITIES
Deposits (1)                                                    $316,051       $289,807
Other Liabilities                                                  2,549          2,415
TOTAL LIABILITIES                                                318,600        292,222
Total Stockholders' Equity                                        62,461         62,485
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                        $381,061       $354,707


(1) Includes municipal deposits of $138.0 million at June 30, 2007 and $138.6 million at June 30, 2006.

                                                                   CONSOLIDATED STATEMENTS OF INCOME

                                                               THREE MONTHS ENDED                    YEAR ENDED
                                                                    JUNE 30,                          JUNE 30,
                                                               2007          2006                2007          2006
                                                           (UNAUDITED)    (UNAUDITED)        (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)

Interest Income                                          $     5,965     $    4,963       $      21,687   $    17,878
Interest Expense                                               3,046          2,065             10,576          7,762
                                                         ---------------------------      ----------------------------
Net Interest Income                                            2,919          2,898             11,111         10,116
Provision for Loan Losses                                         95             30                730            120
                                                         ---------------------------      ----------------------------
Net Interest Income after Provision
    for Loan Losses                                            2,824          2,868             10,381          9,996
Total Non-Interest Income                                        493            345              2,848          1,189
Total Non-Interest Expenses                                    2,498          2,182              9,250          9,572
                                                         ---------------------------      ----------------------------
INCOME BEFORE TAX PROVISION                                      819          1,031              3,979          1,613
Income Tax Provision                                             260            330              1,485            575
                                                         ---------------------------      ----------------------------
NET INCOME                                               $       559     $      701       $      2,494    $     1,038

EARNINGS PER SHARE (1)
   Basic                                                 $      0.07     $     0.09       $       0.31    $      0.09
                                                         ===========================      ============================
   Diluted                                               $      0.07     $     0.09       $       0.31    $      0.09
                                                         ===========================      ============================

WEIGHTED AVERAGE SHARES OUTSTANDING (1)
   Basic                                                   7,985,240      8,132,212          8,069,868      8,132,212
                                                         ===========================      ============================
   Diluted                                                 8,014,171      8,132,212          8,085,468      8,132,212
                                                         ===========================      ============================

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the initial public offering on March 30, 2006, earnings per share for the year ended June 30, 2006 is based solely on earnings subsequent to this date.


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
                                                                   AT OR FOR THE                     AT OR FOR THE
                                                                THREE MONTHS ENDED                     YEAR ENDED
                                                                      JUNE 30,                          JUNE 30,
                                                                2007           2006               2007           2006
                                                                    (UNAUDITED)                       (UNAUDITED)
PERFORMANCE RATIOS (1) :

Return on average assets                                            0.57%          0.79%              0.67%          0.31%

Return on average equity                                            3.58           4.47               3.96           2.53

Interest rate spread (2)                                            2.67           3.03               2.68           2.94

Net interest margin (3)                                             3.12           3.43               3.15           3.15

Noninterest expense to average assets                               2.53           2.45               2.48           2.82

Efficiency ratio (4)                                               73.21          67.28              66.27          84.67

Average interest-earning assets to
     average interest-bearing liabilities                         113.94         116.30             115.40         108.42

Average equity to average assets                                   15.84          17.61              16.92          12.07

CAPITAL RATIOS:

Tangible capital                                                   13.42          13.23              13.42          13.23

Core capital                                                       13.42          13.23              13.42          13.23

Total risk-based capital                                           21.24          20.59              21.24          20.59

ASSET QUALITY RATIOS:

Nonperforming loans as a percent
   of total loans                                                   1.14           0.33               1.14           0.33

Allowance for loan losses as a percent
   of total loans                                                   0.97           0.85               0.97           0.85

Allowance for loan losses as a percent
   of nonperforming loans                                          84.55         256.39              84.55         256.39

Net charge-offs (recoveries) to average
   outstanding loans during the period                              0.28          (0.09)              0.06           0.12

(1)  Annualized for the three months ended June 30, 2007 and 2006.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.